UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2025

NEXMETALS MINING CORP.

(Exact name of registrant as specified in its charter)

Ontario, Canada

(State or other jurisdiction of incorporation)

000-14740	N/A
(Commission File Number)	(IRS Employer Identification No.)

Suite 3400, One First Canadian Place P.O. Box 130 Toronto, Ontario, Canada	M5X 1A4
(Address of principal executive offices)	(Zip Code)

(604) 770-4334

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

As previously reported, at NexMetals Mining Corp.’s (the “Company”) Annual General and Special Meeting held on June 3, 2025, the Company’s shareholders approved the consolidation (the “Consolidation”) of the Company’s issued and outstanding Common Shares by a ratio in the range of up to one (1) post-Consolidation common share for every twenty (20) pre-Consolidation Common Shares (20:1), with such ration to be determined and approved by the Board of Directors (the “Board”). On June 10, 2025, the Board approved a final Consolidation ratio of 20:1. The TSX Venture Exchange approved the Consolidation on June 18, 2025, and on June 20, 2025, the Company effected the Consolidation as of 5:00 p.m. Eastern time on June 20, 2025.  The Company’s Common Shares began trading on a post-Consolidation adjusted basis on June 20, 2025 when markets opened under the new CUSIP number (65346E204) and ISIN (CA65346E2042). The Company’s name and trading symbol remained unchanged.

As a result of the Consolidation, the number of issued and outstanding Common Shares was reduced from approximately 428,986,340 to approximately 21,449,317. No fractional shares were issued in connection with the Consolidation. Any fractional share that was less than one-half (1/2) of a share was cancelled, and any fractional share that was at least one-half (1/2) of a share was rounded up to the nearest whole share.

The Consolidation was implemented in connection with the Company’s application to list its Common Shares on the Nasdaq Stock Market LLC (“Nasdaq”) in an effort to meet the initial listing requirement for a minimum bid price of US$4.00 per share. The Company applied to have its shares listed on Nasdaq on April 16, 2025. Despite the Consolidation, there can be no guarantee that the Company’s Common Shares will be approved for listing on Nasdaq.

Registered shareholders of record as of the effective date who held physical share certificates were sent a letter of transmittal by the Company’s transfer agent, Computershare Investor Services Inc., with instructions on how to exchange their certificates. Shareholders holding shares in book-entry or through brokers are not required to take any action.

The Company’s press release announcing the foregoing items is furnished herewith as Exhibit 99.1.

Item 7. 01 Regulation FD Disclosure.

On June 18, 2025 and June 24, 2025, the Company issued press releases announcing the matters disclosed in this Current Report on Form 8-K, which are attached as Exhibits 99.1 and 99.2 hereto.

Cautionary Statements to Investors on Reserves and Resources

The news release furnished herewith uses the terms “mineral resources”, “indicated mineral resources” and “inferred mineral resources” as such terms are defined under Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators, which establishes standards for all public disclosure a Canadian issuer makes of scientific and technical information concerning mineral projects.

On October 31, 2018, the Securities and Exchange Commission (“SEC”) adopted new mining disclosure rules (“S-K 1300”) that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101, with which we comply because we are also a “reporting issuer” under Canadian securities laws. While S-K 1300 is more closely aligned with NI 43-101 than the prior mining disclosure rules of the SEC, there are some differences. Accordingly, there is no assurance any mineral resources that the Company may report as “indicated mineral resources” and “inferred mineral resources” under NI 43-101 will be the same as the reserve or resource estimates prepared under S-K 1300. Investors should not assume that any part or all of indicated mineral resources or inferred mineral resources will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to their existence and feasibility than mineralization that has been characterized as reserves. Accordingly, investors are cautioned not to assume that any “indicated mineral resources”, or “inferred mineral resources” on the Company’s projects are or will be economically or legally mineable. Further, “inferred resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of the inferred resources exist. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any of the Company’s filings or other documents filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 18, 2025*
99.2	Press Release dated June 24, 2025*
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

*Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMETALS MINING CORP. (Registrant)

By:	/s/ Morgan Lekstrom
Morgan Lekstrom
Chief Executive Officer

Date: June 25, 2025